May 29, 1997




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N. W.
Washington, D. C.  20549

Re:  Hibernia Corporation
     Current Report on Form 8-K
     Commission File No. 1-10294

Dear Sirs:

       Pursuant  to  rules  and  regulations  adopted  under the
Securities   Exchange   Act  of  1934,   as   amended   (the "Act"),
transmitted   hereby  for  filing,  on  behalf  of  Hibernia
Corporation (the "Company"), is a Current Report on Form 8-K.

       Pursuant to Section 13(a) of the Act, by copy  hereof
we are filing   with  the  New  York Stock Exchange,  the  national
securities exchange  on which the Common Stock of the Company is listed
and traded,    two    complete   copies,   including   exhibits.
Pursuant  to General  Instruction E to Form 8-K, one such complete   copy
being filed with the Exchange has been manually signed on behalf of the Company.

       Please call the undersigned at (504) 533-2486 if you have any questions concerning this filing.

                                   Very truly yours,


                                   /s/ PATRICIA C. MERINGER
                                   Patricia C. Meringer
                                   Corporate Counsel and
                                     Secretary

PCM/gbp
Enclosure

cc:  Joseph Lomnicky
     Ron E. Samford, Jr.
     Stephen D. M. Schuetz







               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                            FORM 8-K
                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) May 29, 1997
                                                _____________
                                                 May 28, 1997



                      Hibernia Corporation
       (Exact name of issuer as specified in its charter)




 Louisiana                 1-10294           72-0724532
(State or other          (Commission         (IRS Employer
jurisdiction of          File Number)        Identification No.)
organization)



313 Carondelet Street, New Orleans, Louisiana      70130
(Address of principal executive offices)          (Zip Code)




Registrant's telephone number, including area code (504) 533-2486

Item 5.   Other Events.

      On May 28, 1997, the Registrant   announced  that  it
had agreed to  a  merger with Unicorp  Bancshares-Texas
("Unicorp"), a Texas bank holding company headquartered in
Orange, Texas.   The merger is subject to certain
regulatory and other approvals, including approval by the shareholders of Unicorp.


                         EXHIBIT INDEX

Exhibit                                                Page
Number              Description                        Number

28.32         News Release issued by the Registrant
               on May 28, 1997                           3


                           SIGNATURE

      Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   HIBERNIA CORPORATION
                                       (Registrant)


Date:  May 29, 1997           By:  /s/ PATRICIA C. MERINGER
                                   Patricia C. Meringer
                                   Corporate Counsel and
                                     Secretary

                          EXHIBIT 28.32

NEWS RELEASE                                    HIBERNIA

For Additional Information:                  For Release:

MEDIA INQUIRIES:                             IMMEDIATE
Jim Lestelle -- Manager,                     May 28, 1997
  Corporate Communications
Office: (504) 533-5482;
Home: (504) 488-8826

Dana Combes -- Manager,
  Investor and Government Relations
Office: (504) 533-2180
Home: (504) 895-8480


                   HIBERNIA SIGNS MERGER AGREEMENT
         WITH UNICORP BANCSHARES-TEXAS TO ENTER ORANGE MARKET


      NEW ORLEANS -- Hibernia Corporation today announced it has signed a definitive agreement to merge with $117-million-asset Unicorp Bancshares-Texas, Inc., a move that would allow Hibernia to expand into southeast Texas.

       Headquartered in Orange, Unicorp Bancshares-Texas operates OrangeBank, which at 18% has the third-largest deposit market share in Orange County. The bank serves customers from three offices: two in Orange and one in Vidor. Both cities are located along the Interstate 10 corridor west of the four-parish Lake Charles, La., region in which Hibernia has a leading 32% deposit market share. Orange is 10 miles from Hibernia's nearest office, in Vinton, La., and about 30 miles from Lake Charles. Vidor is 20 miles west of Orange.

      During approximately a century of service to southeast
Texas, OrangeBank has focused primarily on small-business lending and banking services.

       "Hibernia's nationally recognized small-business banking area will build on OrangeBank's traditional strength," said Stephen A. Hansel, Hibernia president and CEO. "By combining OrangeBank's dedicated local management and strong knowledge of southeast Texas with Hibernia's extensive product and service mix, we'll be able to serve Orange County customers well."

     Hansel also pointed to Hibernia's emphasis on enhancing consumer banking convenience and service as an example of how Hibernia will work to serve all the financial services needs of customers in this expanding market.

Exhibit 28.32
Page 2


      "OrangeBank has always focused on providing excellent customer service," said Carlos Vacek, president and CEO of Unicorp Bancshares-Texas. "As Hibernia, we'll work hard to do even better and exceed the expectations of our customers."

      Vacek will serve as Hibernia's Orange County president following completion of the merger.

       Depending upon the price of Hibernia stock, shareholders of Unicorp Bancshares-Texas would receive Hibernia stock valued at approximately $27.6 million in a tax-free pooling of interests. Hibernia also would assume the company's currently outstanding debt.

      The merger is subject to approvals by regulators and shareholders of Unicorp Bancshares-Texas and should be completed during the fourth quarter. The name of the bank will be changed to Hibernia National Bank of Texas by year-end when its computer system is converted to Hibernia's.

      "A partnership between Hibernia and OrangeBank is in the best interest of all of our stakeholders," Vacek said. "For customers, it provides the resources of an almost $9.6-billion-asset company and good products and services, many of which we don't have, such as technology-driven products. Our employees will have expanded professional opportunities. For the community, the merger means increased access to funding that can help our area grow and management that understands our customer's needs."

      Customers  of OrangeBank should continue  using  their
checks,   making   loan   payments  and   conducting   other
transactions as usual.

     Following completion of this merger and another pending with $136-million-asset Executive Bancshares, Inc., a two-bank holding company headquartered in Paris in northeast Texas, Hibernia would be a $9.6-billion-asset organization with 205 banking locations in 29 Louisiana parishes and five Texas counties. It would be either first, second or third in deposit share in 24 Louisiana parishes and three Texas counties. Hibernia's Louisiana markets represent approximately 80% of the state's population and deposits. Its statewide Louisiana deposit market share was 18% and its loan share was 19% at December 31, 1996, the latest data available.

      The company's common stock (HIB) is listed on the New York Stock Exchange. Hibernia news releases and product-and-service information about the company can be accessed
through      the     company's     internet     site      at
http://www.hiberniabank.com.